Exhibit (b)

Execution Version

March 12, 2022

American CyberSystems, Inc.

2400 Meadowbrook Parkway

Duluth, Georgia 30096

Attention: Nick Goel, Chief Financial Officer

Commitment Letter

$150,000,000 New Term Loan and Proposed Amendment

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of January 20, 2021, by and among American CyberSystems, Inc., a Georgia corporation (“you” or the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, as amended by the First Amendment to Credit Agreement dated as of February 26, 2021 and the Second Amendment dated as of December 21, 2021 (as so amended, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Existing Credit Agreement.

You have advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BAS”), Fifth Third Bank, National Association (“FTB”) and BMO Harris Bank, N.A. (“BMO”) that your affiliate, Vega Consulting, Inc., a Delaware corporation (the “Acquisition Affiliate”), desires to acquire (the “Target Acquisition”) at least two-thirds of the equity interests of the entity identified as Project Vega (the “Target”). In connection with the foregoing, you have also advised Bank of America, FTB and BMO (Bank of America, FTB and BMO, each an “Initial Lender” and collectively the “Initial Lenders”, and the Initial Lenders and BAS, each a “Commitment Party” and, collectively, the “Commitment Parties,” “we” or “us”) that you desire to (a) finance the payment of the cash consideration for the Target Acquisition, the repayment of any existing bank facility indebtedness of the Target and its Subsidiaries and the payment of fees and expenses incurred in connection with the Transactions (defined below) from a new term loan incurred by you under the Amended Credit Agreement (defined below) in the aggregate principal amount of $150.0 million (the “New Term Loan”), the proceeds of which shall be advanced by you to the Acquisition Affiliate pursuant to an Investment, and which shall share ratably in optional and mandatory prepayments with the existing Term Loan (collectively, the “New Term Loan Facility”) and, except as provided in the Summary of Terms (defined below), shall otherwise be on all the same terms and conditions as the existing Term Loan, and (b) effect an amendment with the consent of the Required Lenders (the “Proposed Amendment”) to the Existing Credit Agreement (as to be amended by the Proposed Amendment, the “Amended Credit Agreement”) which shall be effective on the Effective Date (defined below) that (i) will establish and permit the New Term Loan Facility (on the terms and conditions set forth herein including the Limited Conditionality Provision), (ii) permit the Target Acquisition and the Transactions, (iii) add the Acquisition Affiliate and the Target and its Subsidiaries (except to the extent constituting Excluded Subsidiaries) as Guarantors under the Loan Documents and subject to the terms and obligations of the Existing Credit Agreement, and (iv) effect certain other amendments to the Existing Credit Agreement, in each case as provided in and otherwise consistent with the Summary of Terms and Conditions of Amendment to Existing Credit Agreement attached as Exhibit A hereto (the “Summary of Terms”) or as otherwise agreed by the parties hereto. As a condition to the Target Purchase Agreement, the Borrower has agreed to provide a guaranty of the obligations of the Acquisition Affiliate under the Target Purchase Agreement. The Initial Lenders, each in their capacity as a Lender under the Existing Credit Agreement, consent to the ACS Guaranty under the Existing Credit Agreement.

The revolving credit and term loan facilities under the Existing Credit Agreement are referred to herein as the “Existing Credit Facilities”. The New Term Loan Facility and Existing Credit Facilities are referred to herein collectively as the “Senior Credit Facilities”. The entering into the Proposed Amendment, the documentation and funding of the New Term Loan, the Investment in the Acquisition Affiliate by the Borrower with the proceeds of the New Term Loan, the Target Acquisition, the repayment of existing third party bank indebtedness of the Target and its Subsidiaries, the payment of fees and expenses incurred in connection with the Target Acquisition and the Senior Credit Facilities, and all related transactions, are referred to collectively herein as the “Transactions”. This letter and the exhibits hereto are collectively referred to as this “Commitment Letter”.

In connection with the foregoing:

(a)            (i) Bank of America is pleased to provide its several and not joint commitment to fund $90 million of the principal amount of the New Term Loan Facility; (ii) FTB is pleased to provide its several and not joint commitment to fund $30 million of the principal amount of the New Term Loan Facility and (iii) BMO is pleased to provide its several and not joint commitment to fund $30 million of the principal amount of the New Term Loan Facility;

(b)            each of the Initial Lenders is pleased to confirm its agreement to consent to and execute the Proposed Amendment; and

(c)            each of BAS, FTB and BMO is pleased to advise you of its willingness, as joint lead arrangers (in such capacities, the “Lead Arrangers”), and both of BAS and FTB as joint bookrunners for the Senior Credit Facilities to form a syndicate of financial institutions for the New Term Loan Facility (such financial institutions, together with the Initial Lenders and any other existing lenders under the Existing Credit Agreement that consent to the Proposed Amendment, collectively, the “Lenders”).

Bank of America will continue to act as sole Administrative Agent under the Existing Credit Agreement and, unless additional lead arrangers and bookrunners are appointed in accordance herewith, No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded without our prior written approval. It is understood and agreed that BAS will have “lead left” placement on all marketing materials relating to the New Term Loan Facility and the Proposed Amendment and will perform the duties and exercise the authority customarily performed and exercised by it in such role.

The closing of the Amended Credit Agreement and the other definitive documentation for the Senior Credit Facilities (the Amended Credit Agreement, together with such other definitive documentation, collectively, the “Credit Documentation”), the funding of the commitments of the Initial Lenders hereunder and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction (or waiver by each of the Initial Lenders) of each of the conditions precedent set forth in Annex 1 to Exhibit A attached hereto and forming part of this Commitment Letter (such conditions, collectively, the “Specified Conditions”), it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letters (as defined below) and the Credit Documentation) other than the Specified Conditions, and upon satisfaction (or waiver thereof in accordance with the terms hereof) of the Specified Conditions, the closing of the Credit Documentation and the funding of the New Term Loan Facility shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Credit Documentation to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the New Term Loan Facility on the Effective Date shall be the Specified Representations (as defined below) and such of the representations made by or on behalf of the Target and its Subsidiaries in the Target Purchase Agreement (as defined in the Summary of Terms) as are material to the interests of the Lenders, but only to the extent that you or any of your affiliates has the right (taking into account any applicable cure provisions) to terminate your obligations under the Target Purchase Agreement or not consummate the Target Acquisition as a result of an inaccuracy of such representations in the Target Purchase Agreement (the “Target Purchase Agreement Representations”, and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the closing of the Credit Documentation or the availability or funding of the New Term Loan Facility on the Effective Date if the Specified Conditions are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) is not or cannot be provided and/or perfected on the Effective Date (other than the grant and perfection of security interests in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”)), then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the New Term Loan Facility on the Effective Date, but may instead be provided within 90 days after the Effective Date (or, in each case, such later date, as agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and you. For purposes hereof, “Specified Representations” means the representations and warranties to be made by the Borrower and the Guarantors (including the Acquisition Affiliate and the Target and its Subsidiaries) in the Credit Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors, organizational power and authority of the Borrower and the Guarantors to enter into and perform the Credit Documentation for the Senior Credit Facilities, due authorization, execution and delivery by the Borrower and the Guarantors of, and enforceability against the Borrower and the Guarantors of, the Credit Documentation, creation, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject, without limitation, to the limitations and exceptions set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Borrower and the Guarantors and material laws, as related to the entering into and the performance of the Credit Documentation by the Borrower and the Guarantors, compliance with laws, as related to the entering into and the performance of the Credit Documentation by the Borrower and the Guarantors, use of proceeds not violating margin regulations, anti-corruption laws, sanctions, the PATRIOT Act and other anti-terrorism and anti-money laundering laws, beneficial ownership, Investment Company Act and solvency as of the Effective Date (after giving effect to the Transactions) of the Borrower and its Subsidiaries and the Acquisition Affiliate and its Subsidiaries, on a combined basis. This paragraph is referred to herein as the “Limited Conditionality Provision”.

BAS intends to commence syndication of the New Term Loan Facility and the solicitation of approval for the Proposed Amendment promptly upon your acceptance of this Commitment Letter and the Fee Letters (as hereinafter defined). Until the earlier of (x) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the Syndication Date (as defined in the Fee Letter), you agree to actively assist BAS in achieving a syndication of the New Term Loan Facility and solicitation of approval for the Proposed Amendment that is satisfactory to BAS and you. Such assistance shall include your (a) providing and causing your advisors to provide (and using your commercially reasonable efforts to cause the Target and its advisors to provide) the Commitment Parties and the other Lenders upon request with all customary information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target, and your advisors, or on your behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), subject in all respects to the limitations on your rights to request such information concerning the Target and its Subsidiaries as set forth in the Target Purchase Agreement, (b) assisting in the preparation of certain customary marketing materials to be used in connection with the syndication of the New Term Loan Facility and the Proposed Amendment (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Commitment Parties benefit materially from your existing banking relationships, and (d) otherwise assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available from time to time, upon reasonable notice and at reasonable times and locations, to attend and make presentations regarding the business and prospects of the Borrower and the Guarantors and their Subsidiaries, as appropriate, at one or more meetings of the Lenders.

It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lenders participating in the New Term Loan Facility or the Proposed Amendment will receive compensation from you in order to obtain its commitment to the New Term Loan Facility or approval of the Proposed Amendment, except on the terms contained herein (including the Summary of Terms) and in the Fee Letters.

Notwithstanding any other provision of this Commitment Letter to the contrary or any syndication, assignment or other transfer of the Initial Lenders commitments in respect of the Senior Credit Facilities herein, (a) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund the New Term Loan Facility on the Effective Date upon satisfaction or waiver of the Specified Conditions) as a result of such syndication, assignment or other transfer until after the funding of the New Term Loan Facility on the Effective Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Senior Credit Facilities until the funding of the New Term Loan Facility on the Effective Date and (c) the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities herein, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Effective Date has occurred. Furthermore, (x) each of the Commitment Parties agrees that it will not assign any of its Commitments or Loans under the Existing Credit Agreement and (y) the Borrower agrees it will not exercise any of its rights under Section 2.01(e) with respect to increasing the Aggregate Revolving Commitments or the borrowing of any Incremental Term Loan, in either case, until the earlier of (i) the funding of the New Term Loan Facility on the Effective Date and (ii) the termination of this Commitment Letter in accordance with the terms hereof.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments with respect to the New Term Loan Facility are not conditioned upon the syndication of, or receipt of commitments in respect of, the New Term Loan Facility and in no event shall the commencement or successful completion of syndication of the New Term Loan Facility nor the obligation to assist with syndication efforts as set forth herein (including, without limitation, any of your agreements in this paragraph or the following paragraph), constitute a condition to the commitment hereunder to fund the New Term Loan Facility on the Effective Date.

You represent, warrant and covenant that (subject, however, to your knowledge with respect to Information relating to the Target) (a) all financial projections concerning the Borrower and the Guarantors and their Subsidiaries that have been or are hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you at the time to be reasonable (it being understood by us that the Projections are not to be viewed as facts and that actual results may differ from projected results and that such differences may be material), and (b) all written Information concerning you and your Subsidiaries, other than Projections and other estimates and forward looking information and general economic and industry information, which has been or is hereafter made available to Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Transactions, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, when taken as a whole, not misleading in any material respect (after giving effect to all supplements and updates thereto from time to time).

You agree to furnish us with further and supplemental information as we may reasonably request from time to time until the later of (x) the date of the initial borrowing under the New Term Loan Facility and the closing of the Proposed Amendment (the “Effective Date”) and (y) the Syndication Date, so that the representation, warranty and covenant in the immediately preceding sentence are correct in all material respects on the Effective Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this Commitment Letter and in arranging and syndicating the New Term Loan Facility and the Proposed Amendment, the Commitment Parties are and will be using and relying on the Information without independent verification thereof. Without limiting your obligations under this paragraph, it is understood that the Initial Lenders’ commitments with respect to the New Term Loan Facility hereunder are not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph or the immediately preceding paragraph.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the Lenders and the proposed syndicate of Lenders for the New Term Loan Facility by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the New Term Loan Facility and the Proposed Amendment, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any Existing Lender or any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target or its respective affiliates, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to Lenders or prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, without limitation, due diligence expenses but limited, in the case of legal fees, disbursements and expenses, to the reasonable fees, disbursements and other charges of (a) Moore & Van Allen, PLLC, as counsel to BAS and the Administrative Agent, (b) up to one local counsel in each applicable local jurisdiction in which such local counsel is reasonably determined to be necessary by BAS and the Administrative Agent and (c) one FAA counsel, if reasonably determined to be necessary by the Administrative Agent) incurred in connection with the New Term Loan Facility, the syndication thereof, the preparation of the Credit Documentation and the Proposed Amendment and the Transactions. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of (i) one counsel for all Indemnified Parties, (ii) if deemed necessary by Bank of America and BAS, one firm of local counsel in each appropriate jurisdiction for all Indemnified Parties, (iii) if deemed necessary by Bank of America and BAS, one FAA counsel, and (iv) in the case of an actual or perceived conflict of interest with respect to any Indemnified Party, one additional firm of counsel (and, if applicable, one local counsel and one FAA counsel) for such affected Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters relating to this Commitment Letter or any related Transaction or (b) the New Term Loan Facility, the Proposed Amendment, the other Transactions, or any use made or proposed to be made with the proceeds thereof, except, in each case, to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Party or a Related Indemnified Party of such Indemnified Party (as defined below) or (y) such Indemnified Party’s breach in bad faith of such Indemnified Party’s obligations hereunder in connection with a claim brought by you or your affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your Subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or (y) a claim brought by the Borrower or any of its affiliates against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems. For purposes of this paragraph, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the express instructions of such Indemnified Party, controlling person or such controlled affiliate, provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter.

You and we also agree that neither you nor any Commitment Party or Lender, nor any of your or their affiliates, nor any of your or their respective officers, directors, employees, agents, advisors or other representatives shall assert, and all such persons and entities hereby waive, any claim against the other parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, or in connection with, or as a result of, this Commitment Letter, the Transactions, the New Term Loan Facility, the Proposed Amendment, the Fee Letters, any loan or other financial accommodation contemplated hereby or the use of proceeds of such loan or other financial accommodation, in each case, other than in respect of any such damages incurred or paid by an Indemnified Party to a third party and for which such Indemnified Party is otherwise entitled to indemnification hereunder.

This Commitment Letter and (i) the fee letter among you and the Commitment Parties of even date herewith (the “Arranger Fee Letter”) and (ii) the fee letter among you, Bank of America and BAS of even date herewith (the “Administrative Agent Fee Letter;” together with the Arranger Fee Letter, collectively, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (a) on a confidential basis (i) to your Subsidiaries and your and their respective directors, officers, employees accountants, attorneys, agents, financial advisors and other professional advisors in connection with the Transactions or (ii) to the Target and its Subsidiaries and the directors, officers, employees, accountants, attorneys, financial advisors and other professional advisors of the Target and its Subsidiaries on a need-to-know basis in connection with the Transactions (it being understood that (A) the Administrative Agent Fee Letter shall be redacted in a customary manner reasonably satisfactory to Bank of America and (B) the Arranger Fee Letter shall be redacted in a customary manner reasonably satisfactory to the Commitment Parties), or (b) in any judicial or administrative proceeding, upon request or demand of any regulatory authority having jurisdiction over you or as otherwise required by law, regulation or legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, regulation or legal process), may not be disclosed by you in whole or in part to any Person without our prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, it is understood and agreed that (v) you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters (other than the aggregate fee amounts as part of as a generic disclosure in Projections or pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public filing relating to the Transactions) after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (w) after your acceptance of this Commitment Letter and the Fee Letters, you may disclose the aggregate fees payable under the Fee Letters (but not the Fee Letters themselves) as part of as a generic disclosure in Projections or pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the New Term Loan Facility, (x) after your acceptance hereof, you may disclose this Commitment Letter (but not the Fee Letters or the contents thereof) to potential Lenders in coordination with us as contemplated above, (y) the aggregate fee amounts may be reflected in your financial statements as part of as a generic disclosure in Projections or pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required for financial reporting purposes and (z) you may disclose this Commitment Letter and the Fee Letters in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, a Fee Letter, or the Transactions or enforcement hereof and thereof. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arrangers and the Initial Lenders in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letters; provided that the Lead Arrangers shall have provided their prior written consent (not to be unreasonably withheld, conditioned or delayed) to such disclosure with respect to any portion of any announcement that names, or provides information that would readily permit identification of, the Lead Arrangers or the Initial Lenders. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to (i) obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each Commitment Party, as applicable, to identify you in accordance with the Act and (ii) obtain a certification regarding beneficial ownership from each Loan Party, which certification shall be in accordance with the Beneficial Ownership Regulation.

Each of the Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of their respective affiliates (in which case the Commitment Parties agree, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by a Commitment Party, (d) to the Commitment Parties’ respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are directed to comply with the terms of this paragraph, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such information is or was received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by a Commitment Party or (h) to Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or affiliates or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Subject to the terms of the previous paragraph, each of the Commitment Parties agrees that it and its affiliates will not furnish (and it will cause its and their respective employees, agents and representatives, as applicable, not to furnish) any confidential information of any nature obtained, directly or indirectly, from you, your affiliates or your or their representatives to any of its or their other customers and that they will treat all confidential information relating to you and your affiliates or the Target and its affiliates (including this Commitment Letter and Fee Letters) with the same degree of care as they treat their own confidential information and will use such information only in connection with the performance of the services to be rendered by the Commitment Parties in connection with the New Term Loan Facility and the Transactions. Each of the Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and Transactions, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of a Commitment Party or any of such affiliates, subject to the confidentiality provisions and other terms of this Commitment Letter.

In connection with all aspects of each of the Transactions contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the New Term Loan Facility and the Proposed Amendment are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Commitment Parties has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth herein and/or the Credit Documentation; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transactions contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to its rules of conflicts of law). Each of you and the Commitment Parties (on behalf of all Indemnified Parties) hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transactions or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each of the Commitment Parties (on behalf of all Indemnified Parties) and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letters and the Transactions and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter (including the Summary of Terms) or the Fee Letters shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letters and/or the Transactions in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Commitment Parties and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Commitment Parties and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect in accordance with their terms regardless of whether any Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that, upon the execution and delivery of the Credit Documentation, the confidentiality obligations of the Commitment Parties herein shall be superseded by the confidentiality provisions applicable thereto in the Credit Documentation.

This Commitment Letter and the Fee Letters may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter and the Fee Letters may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Commitment Letter, Arranger Fee Letter or Administrative Agent Fee Letter, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by a Lead Arranger or its affiliates of a manually signed Commitment Letter, Arranger Fee Letter and/or Administrative Agent Fee Letter which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Commitment Letter, Arranger Fee Letter and/or Administrative Agent Fee Letter converted into another format, for transmission, delivery and/or retention.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Commitment Parties and you and your affiliates with respect to the New Term Loan Facility and the Proposed Amendment and supersedes all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein (including the Summary of Terms) or the Fee Letters are subject to mutual agreement of the parties hereto. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. (Eastern time) on March 12, 2022 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by fax transmission or other electronic mail transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (such date referred to herein as the “Commitment Expiry Date”): (a) five (5) business days after the Termination Date (as defined in the Target Purchase Agreement in effect on the date hereof without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 2.01(c) of the Target Purchase Agreement in effect on the date hereof)), in the event the Effective Date has not occurred on or prior to such date, (b) the closing of the Target Acquisition with or without the use of the New Term Loan Facility, (c) receipt by the Lead Arrangers of written notice from the Borrower of its election to terminate all commitments under the New Term Loan Facility and (d) the termination of the Target Purchase Agreement prior to closing of the Target Acquisition or the termination of your (or any of your affiliates’) obligations under the Target Purchase Agreement to consummate the Target Acquisition in accordance with the terms thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, including the Summary of Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as expressly provided herein).

THIS COMMITMENT LETTER (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Charles Hart
Name: Charles Hart
Title: Senior Vice President

BOFA SECURITIES, INC.

By:	/s/ Kira Deter
Name: Kira Deter
Title: Senior Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Todd Barnaby
Name: Todd Barnaby
Title: Senior Vice President

BMO HARRIS BANK, N.A.

By:	/s/ Barbara Felix
Name: Barbara Felix
Title: Director

Accepted and agreed to as of the date first above written:

AMERICAN CYBERSYSTEMS, INC.

By:	/s/ Pankaj Goal

Name:   Pankaj Goel

Title:     Chief Financial Officer